SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ________________

     INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. _____________)*


                                Redback Networks Inc.
                                 (Name of Issuer)

                         Common Stock, $.0001 par value
                         (Title of Class of Securities)

                                     757209507
                                  (CUSIP Number)

                                   June 23, 2005
               (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Intrepid Capital Fund (QP), L.P.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware


NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES

BENEFICIALLY   (6)  SHARED VOTING POWER
                    817,221
OWNED BY

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    817,221

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               817,221

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               1.5%

    (12)  TYPE OF REPORTING PERSON
               PN

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Intrepid Capital Fund, L.P.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware


NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES

BENEFICIALLY   (6)  SHARED VOTING POWER
                    74,576
OWNED BY

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    74,576

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               74,576

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.1%

    (12)  TYPE OF REPORTING PERSON
               PN

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Intrepid Capital Fund (Offshore) Ltd.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands


NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,134,903
OWNED BY

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,134,903

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               1,134,903

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               2.1%

    (12)  TYPE OF REPORTING PERSON
               CO

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Bluenose Capital Fund (QP), L.P.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware


NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES

BENEFICIALLY   (6)  SHARED VOTING POWER
                    251,626
OWNED BY

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    251,626

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               251,626

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.5%

    (12)  TYPE OF REPORTING PERSON
               PN

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Bluenose Capital Fund (Offshore) Ltd.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands


NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES

BENEFICIALLY   (6)  SHARED VOTING POWER
                    483,574
OWNED BY

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    483,574

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               483,574

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]


    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.9%

    (12)  TYPE OF REPORTING PERSON
               CO

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Intrepid Capital Advisors, LLC


     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]


     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware


NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,143,423
OWNED BY

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,143,423

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               1,143,423

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               2.1%

    (12)  TYPE OF REPORTING PERSON
               OO

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Intrepid Fund Management, LLC


     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]


     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware


NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,618,477
OWNED BY

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,618,477

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               1,618,477

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               3.0%

    (12)  TYPE OF REPORTING PERSON
               OO

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Steven Shapiro


     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States


NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,761,900
OWNED BY

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,761,900

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               2,761,900

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               5.1%

    (12)  TYPE OF REPORTING PERSON
               IN

ITEM 1(a).  NAME OF ISSUER:

     Redback Networks Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     300 Holger Way
     San Jose, California  95134

ITEM 2(a).  NAME OF PERSON FILING:

     Intrepid Capital Fund (QP), L.P. ("QP"), Intrepid Capital Fund, L.P. ("LP"), Intrepid Capital Fund (Offshore) Ltd. ("Offshore"), Bluenose Capital Fund (QP), L.P. ("BN"), Bluenose Capital Fund (Offshore) Ltd. ("BN Offshore"), Intrepid Capital Advisors, LLC ("ICA"), Intrepid Fund Management, LLC ("IFM") and Steven Shapiro ("Shapiro")

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

     The business address of QP, LP, BN, ICA, IFM and Shapiro is 360 Madison Avenue, 21st Floor, New York, New York 10017.

     The business address of Offshore and BN Offshore is c/o Intrepid Fund Management, LLC, 360 Madison Avenue, 21st Floor, New York, New York 10017

ITEM 2(c).  CITIZENSHIP:

     ICA and IFM are each a Delaware limited liability company and QP, LP and BN are each a Delaware limited partnership. Offshore and BN Offshore are each a Cayman Islands corporation. Steven Shapiro is a citizen of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

     Common Stock, $.0001 par value

ITEM 2(e).  CUSIP NUMBER:

     757209507

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under Section 15 of the Act

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Act

     (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1 (b)(1)(ii)(E)

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

     (g)  [ ] Parent Holding Company, in accordance with Rule 13d- 1(b)(ii)(G);

     (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

     (j)  ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

ITEM 4.   OWNERSHIP.

     A.  QP

          (a)  Amount beneficially owned: 817,221

          (b)  Percent of class: 1.5%

               (All percentages herein are based on 54,124,857 shares of Common Stock reported to be outstanding as of May 3, 2005, as reflected in the Issuer's report on Form 10Q filed with the Securities and Exchange Commission by the Issuer for the period ended March 31,2005.)

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     817,221

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     817,221

     QP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ICA. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), ICA may be deemed to own beneficially the shares owned by QP, and therefore may be deemed to share the power to vote or dispose of the shares owned by QP.

     B.   LP

          (a)  Amount beneficially owned: 74,576

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     74,576

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     74,576

          LP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ICA. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, ICA may be deemed to own beneficially the shares owned by LP, and therefore may be deemed to share the power to vote or dispose of the shares owned by LP.

     C.   Offshore

          (a) Amount beneficially owned: 1,134,903

          (b)  Percent of class: 2.1%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     1,134,903

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     1,134,903

          Offshore has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, IFM may be deemed to own beneficially the shares owned by Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by Offshore.

     D.   BN

          (a)  Amount beneficially owned: 251,626

          (b)  Percent of class: 0.5%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

               (ii)  shared power to vote or to direct the vote

                     251,626

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     251,626


          BN has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ICA. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, ICA may be deemed to own beneficially the shares owned by BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN.

      E.  BN Offshore

          (a)  Amount beneficially owned: 483,574

          (b)  Percent of class: 0.9%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     483,574

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     483,574

          BN Offshore has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, IFM may be deemed to own beneficially the shares owned by BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN Offshore.

      F.  ICA

          (a)  Amount beneficially owned: 1,143,423

          (b)  Percent of class: 2.1%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     1,143,423

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     1,143,423

          ICA is the general partner of QP, LP and BN. Thus, ICA has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by QP, LP and BN. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, ICA may be deemed to own beneficially the shares owned by QP, LP and BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by QP, LP and BN.

      G.  IFM

          (a)  Amount beneficially owned: 1,618,477

          (b)  Percent of class: 3.0%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote

                      0

               (ii)   shared power to vote or to direct the vote

                      1,618,477

               (iii)  sole power to dispose or to direct the disposition

                      0

               (iv)   shared power to dispose or to direct the disposition

                      1,618,477

          IFM is the investment manager of Offshore and BN Offshore. Thus, IFM has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Offshore and BN Offshore. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, IFM may be deemed to own beneficially the shares owned by Offshore and BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by Offshore and BN Offshore.

      H.  Steven Shapiro

          (a)  Amount beneficially owned: 2,761,900

          (b)  Percent of class: 5.1%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     2,761,900

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     2,761,900

          Shapiro, as the Manager of ICA and IFM, has the power to dispose of and vote the Common Stock beneficially owned by QP, LP, Offshore, BN and BN Offshore. Shapiro does not own any shares of Common Stock directly. By reason of the provisions of Rule 13d-3 of the Act, Shapiro may be deemed to beneficially own the shares beneficially owned by QP, LP, Offshore, BN and BN Offshore.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of such Common Stock which represents more than five percent of the number of outstanding shares of Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     See Item 2 in lieu of an Exhibit.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  July 5, 2005          /s/ Steven Shapiro
                              --------------------------------------------------
                                  STEVEN SHAPIRO, individually,
                                  as Manager of Intrepid Capital Advisors, LLC, the general partner of Intrepid Capital Fund
                                  (QP), L.P., Intrepid Capital Fund, L.P. and
                                  Bluenose Capital Fund (QP), L.P., and as
                                  Manager of Intrepid Fund Management, LLC,
                                  the investment manager of Intrepid Capital
                                  Fund (Offshore) Ltd. And Bluenose Capital Fund (Offshore) Ltd.

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Redback Networks Inc. dated as of July 5, 2005 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

DATED:  July 5, 2005          /s/ Steven Shapiro
                              --------------------------------------------------
                                  STEVEN SHAPIRO, individually,
                                  as Manager of Intrepid Capital Advisors, LLC, the general partner of Intrepid Capital Fund
                                  (QP), L.P., Intrepid Capital Fund, L.P. and
                                  Bluenose Capital Fund (QP), L.P., and as
                                  Manager of Intrepid Fund Management, LLC,
                                  the investment manager of Intrepid Capital
                                  Fund (Offshore) Ltd. And Bluenose Capital Fund (Offshore) Ltd.